Exhibit 99

Contact:	Stephen C. Vaughan Vice President (405) 225-4800

SONIC’S FOURTH QUARTER EARNINGS RISE 22%

Same-Store Sales Trends Remain Strong

OKLAHOMA CITY (October 12, 2004) – Sonic Corp. (NASDAQ/NM: SONC), the nation’s largest chain of drive-in restaurants, today reported record results for its fourth quarter and fiscal year ended August 31, 2004. Highlights of the quarter included:

•	A 22% increase in net income for the period, to $21.3 million;
•	A 17% increase in earnings per diluted share, to $0.34 - $0.01 ahead of previous earnings expectations for the quarter;
•	A 19% increase in total revenues, to $160.2 million;
•	Same-store sales growth of 8.8% system-wide and 10.6% for company-owned restaurants at drive-ins open more than 15 months – well above the company's target of 2% to 4% growth; and
•	The opening of 65 new Sonic Drive-Ins during the quarter, including 56 by franchisees.

        “We are quite pleased with the continued strong performance of our business over the summer months, which provided a very satisfying conclusion to our fiscal year,” said Clifford Hudson, Chairman and Chief Executive Officer. “Sonic’s solid results reflect ongoing momentum in same-store sales – the highest rate of growth in five years – and increased traffic counts occurring across all day parts. At the same time, development activity remained brisk, contributing to our sales growth and driving higher franchising income. Also, we continued to benefit from the leverage of corporate-level expenses and from strong operating cash flow. Importantly, these positive trends still shape our progress as we begin fiscal 2005, with same-store sales growth for September and early October remaining well above our long-term target range of a 2%-to-4% increase, and thus provide a sound foundation for the coming year.”

        Sonic’s net income for the fourth quarter increased 22% to $21.3 million versus $17.5 million last year, while net income per diluted share rose 17% to $0.34 from $0.29 in the year-earlier period. Total revenues for the quarter increased 19% to $160.2 million from $135.1 million in the year-earlier period. This increase reflected strong same-store sales growth, newly opened company-owned drive-ins, the benefit of franchise stores acquired during the latter part of fiscal 2003 and the summer of 2004, as well as higher franchising income from the company’s unique ascending royalty rate.

        Net income for fiscal 2004 rose 21% to $63.0 million from $52.3 million in the same period last year. On a diluted per share basis, net income increased 19% to $1.02 compared with $0.86 last year. Total revenues for fiscal 2004 increased 20% to $536.4 million from $446.6 million last year.

        All per share amounts have been adjusted to reflect the company’s three-for-two stock split distributed in May 2004.

        “Sonic’s strong performance for the fourth quarter and fiscal 2004 continued to reflect the positive impact of our sales-driving initiatives,” Hudson stated. “These include increased media expenditures with emphasis on national cable advertising, new product news that has helped us stay relevant and compelling to consumers, and continued expansion of our business in non-traditional day parts, particularly the morning and evening day parts. We think these successful initiatives will continue to play a key role in producing solid same-store sales growth going forward.” New product news, he added, will remain a key component of Sonic’s promotional strategy in future months, as the company is set to increase media expenditures from approximately $110 million in fiscal 2004 to over $120 million next year, with the portion dedicated to network cable almost doubling from $32 million to $60 million.

        Hudson also noted that Sonic’s solid sales momentum more than offset higher food and packaging costs during the year, producing a significant increase in average drive-in profits across the Sonic system. At company-owned drive-ins, the continued investment in store-level operations, which has included the implementation of a new sales incentive plan for owner-operators, led to an increase in labor costs, but also contributed to higher sales, reduced turnover, and increased customer satisfaction scores.

        Sonic’s system-wide same-store sales for drive-ins open more than 15 months increased 8.8% during the fourth quarter and 6.5% for the year. At drive-ins open more than 12 months, same-store sales increased 8.6% and 6.1% for the quarter and year, respectively. Same-store sales growth at company-owned drive-ins continued to outpace that of franchise drive-ins, increasing 10.6% in the fourth quarter and 7.8% for the year. Same-store sales in developing markets also continued their strong trend and outpaced core markets, with increases of 9.8% during the fourth quarter and 6.8% for the year.

        Sonic opened 65 new drive-ins during the fourth quarter, bringing the total for the year to 188 compared with 194 opened in fiscal 2003. This included a record 167 new drive-in openings by Sonic franchisees. Several drive-ins originally scheduled to open in August were deferred due to the impact of Hurricane Charley.

        Looking ahead, Sonic expects that net income for the first fiscal quarter of 2005, which ends on November 30, 2004, will increase in the range of 17%-19%, translating into earnings per share of approximately $0.24 to $0.25 versus $0.21 in the year-earlier period (all per-share amounts are adjusted for the stock split in May). The company bases this outlook on the following assumptions about the first quarter of fiscal 2005:

•	Revenue growth is expected to be 13%-15%, reflecting:
o	System-wide same-store sales growth of at least 2%-4%;
o	The contribution of 22 franchise drive-ins acquired in early July 2004;
o	The opening of approximately 40 new drive-ins, with the expectation that at least 35 of those will be opened by franchisees;
o	Approximately $2.5 million to $3.0 million in additional franchising income resulting from new franchise drive-ins, higher average unit volumes, and increased royalties reflecting the company's unique ascending royalty rate;

•	Restaurant-level costs, as a percentage of sales, are expected to remain flat to slightly higher on a year-over-year basis as the benefit from the leverage of higher sales volumes offsets some upward pressure on food costs. In addition, the company plans to modify its sales incentive bonus somewhat to include a profitability qualifier for incremental sales;
•	The company expects continued leverage from the bottom part of its income statement, with a year-over-year increase in corporate overhead expenses of approximately 10% to 12%, as well as an anticipated rise in depreciation and amortization in the high single-digit range; and
•	Sonic intends to use its significant positive cash flow from operations in the first quarter, and in future quarters, to fund capital expenditures and, on an opportunistic basis, reduce debt, repurchase common stock, or purchase franchise drive-ins; Sonic had $60 million authorized for stock repurchases at the end of the fourth quarter.

        Founded in 1953, Sonic originally started as a hamburger and root beer stand in Shawnee, Oklahoma, called Top Hat Drive-In. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic now has almost 2,900 drive-ins in 29 states and serves more than a million customers every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic on the Internet at www.sonicdrivein.com.

        A listen-only simulcast of Sonic’s fourth quarter conference call can be accessed at the company’s web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, October 13, 2004. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until November 13, 2004.

        This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

SONIC CORP.
Summary Unaudited Financial Highlights
(In thousands, except per share amounts)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2004	2003	2004	2003
Revenues	$160,201	$135,098	$536,446	$446,640
Income from operations	34,830	29,466	106,114	89,500
Net income	21,324	17,476	63,015	52,261
Net income per share - diluted	0.34	0.29	1.02	0.86
Weighted average shares - diluted	61,902	60,941	61,654	60,910

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2004	2003	2004	2003
Restaurants in operation:
Company-owned:
Total at beginning of period	508	490	497	452
Opened	9	8	21	35
Acquired from (sold to) franchisees	22	(1)	21	11
Closed	—	—	—	(1)

Total at end of period	539	497	539	497

Franchised:
Total at beginning of period	2,318	2,157	2,209	2,081
Opened	56	60	167	159
Acquired from (sold to) company	(22)	1	(21)	(11)
Closed (net of reopening)	(6)	(9)	(9)	(20)

Total at end of period	2,346	2,209	2,346	2,209

System-wide:
Total at beginning of period	2,826	2,647	2,706	2,533
Opened	65	68	188	194
Closed (net of reopening)	(6)	(9)	(9)	(21)

Total at end of period	2,885	2,706	2,885	2,706

Core markets	2,059	1,977	2,059	1,977
Developing markets	826	729	826	729

All markets	2,885	2,706	2,885	2,706

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2004	2003	2004	2003
Sales Analysis
Company-owned restaurants:
Total sales	$134,105	$112,902	$449,585	$371,518
Average restaurant sales	256	229	886	799
Change in same-store sales — New Method	10.6%	-1.6%	7.8%	-0.3%
Change in same-store sales — Old Method	10.0%	-0.9%	7.4%	0.0%
Franchised restaurants:
Total sales	$649,579	$562,076	$2,219,340	$1,988,842
Average restaurant sales	280	259	983	929
Change in same-store sales — New Method	8.5%	0.0%	6.2%	0.4%
Change in same-store sales — Old Method	8.4%	-0.5%	5.9%	-0.3%
System-wide:
Change in total sales	16.1%	6.6%	13.1%	7.0%
Average restaurant sales	276	253	964	907
Change in same-store sales — New Method	8.8%	-0.3%	6.5%	0.3%
Change in same-store sales — Old Method	8.6%	-0.7%	6.1%	-0.3%

Core and Developing Markets
System-wide average restaurant sales:
Core markets	$283	$262	$1,004	$947
Developing markets	256	231	861	802
System-wide change in same-store sales —
New Method
Core markets	8.5%	0.0%	6.4%	0.5%
Developing markets	9.8%	-1.6%	6.8%	-1.2%
System-wide change in same-store sales —
Old Method
Core markets	8.6%	0.5%	6.4%	1.1%
Developing markets	8.6%	-4.5%	5.1%	-5.1%

Notes:

System-wide sales data and system-wide change in same-store sales include both company-owned and franchise information. Management believes that system-wide information is useful in analyzing the growth of the brand as well as the company’s revenues, since franchisees pay royalties based on a percentage of sales. Similarly, management believes the distinction between system-wide sales data and system-wide change in same-store sales for core and developing markets provides additional insight into underlying sales trends.

Beginning in fiscal 2004, Sonic reports the change in same-store sales based on drive-ins open for at least 15 months (the “New Method”). Previously, changes in same-store sales were calculated for drive-ins opened since the beginning of the prior year for company-owned drive-ins and for a minimum of one year for franchised restaurants (collectively, the “Old Method”). By presenting the change in same-store sales for drive-ins open at least 15 months, management believes the calculation results in greater comparability between company-owned and franchised drive-ins and that it eliminates the distortion resulting from generally higher volumes during the first three months following a drive-in opening.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2004	2003	2004	2003
Income Statement Data
Revenues:
Company-owned restaurant sales	$134,105	$112,902	$449,585	$371,518
Franchised restaurants:
Franchise royalties	23,336	19,156	77,518	66,431
Franchise fees	1,721	1,667	4,958	4,674
Other	1,039	1,373	4,385	4,017

	160,201	135,098	536,446	446,640
Costs and expenses:
Company-owned restaurants:
Food and packaging	35,347	29,456	118,073	96,568
Payroll and other employee benefits	40,196	32,578	135,880	110,009
Minority interest in earnings of restaurants	6,338	4,455	19,947	14,398
Other operating expenses	25,083	21,187	84,959	70,789

	106,964	87,676	358,859	291,764

Selling, general and administrative	10,152	9,303	38,270	35,426
Depreciation and amortization	8,255	7,926	32,528	29,223
Provision for impairment of long-lived assets	—	727	675	727

	125,371	105,632	430,332	357,140

Income from operations	34,830	29,466	106,114	89,500

Interest expense	1,860	1,990	7,684	7,464
Interest income	(326)	(374)	(1,306)	(1,248)

Net interest expense	1,534	1,616	6,378	6,216

Income before income taxes	33,296	27,850	99,736	83,284
Provision for income taxes	11,972	10,374	36,721	31,023

Net income	$21,324	$17,476	$63,015	$52,261

Net income per share:
Basic	$0.36	$0.30	$1.06	$0.89

Diluted	$0.34	$0.29	$1.02	$0.86

Weighted average shares used in calculation:
Basic	59,598	58,754	59,314	58,465

Diluted	61,902	60,941	61,654	60,910

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2004	2003	2004	2003
Margin Analysis
Company-owned restaurants:
Food and packaging	26.4%	26.1%	26.3%	26.0%
Payroll and employee benefits	30.0	28.9	30.2	29.6
Minority interest in earnings of restaurants	4.7	3.9	4.4	3.9
Other operating expenses	18.7	18.8	18.9	19.0

	79.8%	77.7%	79.8%	78.5%

	August 31, 2004	August 31, 2003
	(In thousands)
Balance Sheet Data
Total assets	$518,633	$486,119
Current assets	34,583	37,312
Current liabilities	49,120	40,187
Obligations under capital leases, long-term debt,
and other non-current liabilities	134,751	180,534
Stockholders' equity	334,762	265,398